UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8‑K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 28, 2015

SPECTRUM BRANDS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34757	27-2166630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3001 Deming Way Middleton, Wisconsin 53562
(Address of principal executive offices)

(608) 275-3340
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On September 28, 2015, the Board of Directors of Spectrum Brands Holdings, Inc. (the “Company”) elected Andreas Rouve, the Company’s Chief Executive Officer and President, as a director of the Company, effective as of October 1, 2015.  Mr. Rouve will serve as a Class I director for a term expiring at the Company’s 2017 annual meeting of stockholders.
The Company also announced that on September 28, 2015, David R. Lumley, the retired Chief Executive Officer and President of the Company, has resigned from the Company’s Board of Directors, effective as of September 30, 2015.  Mr. Rouve will replace Mr. Lumley on the Board of Directors.  Mr. Lumley’s decision to resign is consistent with his overall plans to ensure a smooth and orderly transition to his successor and with the end of his transition services employment agreement on September 30, 2015, and was not due to any disagreement with the Company on any matter relating to its operations, policies, or practices.
Mr. Rouve has not yet been appointed to serve on any committees of the Board of Directors.  Mr. Rouve will not receive any additional compensation for his service on the Board of Directors, and he did not enter into any material plan, contract, or arrangement in connection with his election as a director.  Mr. Rouve is not a party to any transaction with the Company that would require disclosure under Item 404(a) of SEC Regulation S-K.
Further information regarding Mr. Rouve’s election as a director and Mr. Lumley’s resignation from the Board is set forth in a press release issued by the Company on September 28, 2015, a copy of which is attached hereto as Exhibit 99.1 and incorporated by reference herein.
Item 9.01  Financial Statements and Exhibits.
(a)  Not applicable.
(b)  Not applicable.
(c)  Not applicable.
(d)  Exhibits.
The following exhibit is being furnished with this Current Report on Form 8-K.
Exhibit No.	Description
99.1	Press Release dated September 28, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPECTRUM BRANDS HOLDINGS, INC.
Date: September 29, 2015

	By:	/s/ Nathan E. Fagre
Printed Name: Nathan E. Fagre
Title: Senior Vice President, General Counsel and Corporate Secretary